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                                                                     EXHIBIT 2.2









                           RECEIVABLE FINANCING AGREEMENT


                                    by and among



                        McGINN, SMITH CAPITAL HOLDINGS CORP.



                                        and



                             RESPONSE ACQUISITION CORP.


                                        and



                           UNITED SECURITY SYSTEMS, INC.

                       As Originator and as Collection Agent





                                   July 30, 1998


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          THIS RECEIVABLE FINANCING AGREEMENT (this "AGREEMENT") is dated as of this 30th day of July, 1998, by and among Response Acquisition Corp., a Delaware corporation ("RSPN"), McGinn, Smith Capital Holdings Corp., a New York corporation, its successors and assigns (the "AGENT"), and United Security Systems, Inc., a New Jersey corporation, as Originator (the "ORIGINATOR") and as Collection Agent (the "COLLECTION AGENT").

                                       RECITALS

          RSPN has acquired, and may continue to acquire, Contracts (as hereinafter defined) and Receivables (as hereinafter defined) from the Originator, either by purchase or contribution to the capital of RSPN, as determined from time to time by RSPN and the Originator in accordance with the terms of the Purchase Agreement (as hereinafter defined). RSPN has requested the Agent to provide financing secured by the Receivables.


                                      ARTICLE I

                                     DEFINITIONS

          SECTION 1.01. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "ADVERSE CLAIM" means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement.

          "AFFILIATE" means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.

          "AGENT'S ACCOUNT" means account number 8516700 of the Agent maintained at the office of Mellon Bank, __________, ________.

          "BUSINESS DAY" means any day on which banks are not authorized or required to close in Cleveland, Ohio.

          "CENTRAL STATION" means a central station monitoring company which RSPN may elect to utilize to provide monitoring services to Obligors which is approved by the Agent. Initially, the Central Station shall be Emergency Response Center, Inc. and the Originator.

          "CENTRAL STATION CONTRACT" means the agreement attached hereto as Schedule B between the Collection Agent and the Central Station.


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          "CENTRAL STATION FEES" means, for any month, the fees due under the
Central Station Contract for such month; PROVIDED, that in no event shall the Central Station Fees charged by the Originator be greater than those charged by any other Central Station hereunder.

          "CLOSING DATE" means a date on which the Agent provides RSPN with a Financing under Section 2.01.

          "COLLATERAL" has the meaning specified in Section 2.01.

          "COLLATERAL COVERAGE RATIO" means, for any month with respect to any Financing, the ratio of (a) Collections actually received during such month in the Lockbox with respect to such Financing to (b) the Scheduled Amount for such Financing for such month.

          "COLLECTION AGENT" means at any time the Person then authorized pursuant to Section 6.01 to administer and collect Financed Receivables.

          "COLLECTION AGENT FEE" has the meaning specified in Section 2.03.

          "COLLECTIONS" means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Receivable. All Collections received with respect to Financed Contracts related to a Financing shall be separately identified by the Collection Agent hereunder.

          "COMMITMENT AMOUNT" means $24,000,000 (excluding the amount provided in the Initial Financing).

          "COMMITMENT TERMINATION DATE" means June 30, 2000.

          "CONTRACT" means an agreement between the Originator or its predecessor-in-interest and an Obligor, substantially in the form of one of the written contracts approved by the Agent, pursuant to or under which such Obligor shall be obligated to pay for central-station monitoring and other similar services consistent with such Contract and past practice or as otherwise may be approved by the Agent from time to time.

          "CREDIT AND COLLECTION POLICY" means written receivables credit and collection policies and practices of RSPN reasonably satisfactory to the Agent in effect on the date of this Agreement applicable to the Contracts and the Receivables and delivered by RSPN to the Agent within 30 days following the date hereof, as modified in compliance with this Agreement.

          "CREDIT SCORE" means, with request to an Obligor, the credit score of such Obligor, as determined pursuant to the generic risk scoring system developed by Fair Isaac & Company based upon information regarding such Obligor provided by Equifax Inc.


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          "DEBT" means, with respect to any Person, (a) indebtedness of such
Person for borrowed money, (b) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (c) any obligations of such Person to pay the deferred purchase price of property or services, (d) any obligation of such Person as lessee under a lease which shall have been or should be, in accordance with generally accepted accounting principles, recorded as a capital lease, (e) any obligation of such Person under a direct or indirect guaranty in respect of, and any obligation of such Person (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, any indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) above and (f) any liability of such Person in respect of unfunded vested benefits under a plan covered by Title IV of ERISA.

          "DEFAULTED RECEIVABLE" means a Receivable:

          (a) as to which any payment, or part thereof, remains unpaid for 150 or more days from the original due date for such payment;

          (b) as to which the Obligor thereof or any other Person obligated thereon has taken any action, or suffered any event to occur, of the type described in Section 7.01(g); or

          (c) which, consistent with the Credit and Collection Policy, would be written off as uncollectible.

          "DELINQUENT RECEIVABLE" means a Receivable that is not a Defaulted Receivable and:

          (a) as to which any payment, or part thereof, remains unpaid for (i) 91 or more days from the original due date for such payment with respect to residential Contracts, (ii) 120 or more days from the original due date for such payment with respect to commercial Contracts or (iii) 150 or more days from the original due date for such payment with respect to Government Contracts or

          (b) which, consistent with the Credit and Collection Policy, would be classified as delinquent by the Originator.

          "ELIGIBLE RECEIVABLE" means a Receivable:

          (a) the Obligor of which is a United States resident, is not an Affiliate of any of the parties hereto;

          (b) the Obligor of which is not the Obligor of any Defaulted Receivables;

          (c) which, at the time of the inclusion thereof as Collateral under this Agreement, is not a Defaulted Receivable or a Delinquent Receivable;


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          (d)  which, in according to the Contract related thereto, is required to be paid by the Obligor thereof in equal monthly, quarterly, semi-annual or annual installments and which, upon any termination by the Obligor thereof, must be paid in full;

          (e) which is an "account" within the meaning of Section 9-106 of the UCC of the applicable jurisdictions;

          (f) which is denominated and payable only in United States dollars in the United States;

          (g) which arises under a Contract which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable and is not subject to any dispute, offset, counterclaim or defense whatsoever (except the potential discharge in bankruptcy of such Obligor);

          (h) which, together with the Contract related thereto, does not contravene in any material respect any law, rule or regulation applicable thereto (including, without limitation, any law, rule or regulation relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto is in violation of any such law, rule or regulation in any material respect;

          (i) the transfer, sale or assignment of which hereunder or under the Originator Purchase Agreement does not contravene any applicable law, rule or regulation or any agreement to which the Originator or RSPN is a party or to which the related Contract is subject;

          (j)  the Obligor of which has a Credit Score of not less than 550;

          (k) which arises under a Contract which (i) does not require the Obligor thereunder to consent to the transfer, sale or assignment of the rights and duties of the Originator under such Contract and (ii) does not contain a confidentiality provision that purports to restrict the ability of RSPN and its assigns to exercise their rights under this Agreement, including, without limitation, their right to review the Contract; and

          (l) which (i) satisfies all applicable requirements of the Credit and Collection Policy and (ii) complies with such other criteria and requirements (other than those relating to the collectibility of such Receivable) as the Agent may from time to time specify to RSPN upon 30 days' notice.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "EVENT OF DEFAULT" has the meaning specified in Section 7.01.


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          "FINANCED CONTRACT" means a Contract the Receivables arising under which are Financed Receivables.

          "FINANCING" means a financing provided by the Agent to RSPN under
Section 2.01.

          "FINANCED RECEIVABLE" means any Receivable listed on a Receivables Report delivered by or on behalf of RSPN to the Agent from time to time as a Financed Receivable.

          "GOVERNMENTAL ENTITY" means the United States of America, any state, any political subdivision of a state and any agency or instrumentality of the United States of America or any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "GOVERNMENT RECEIVABLE" means a Receivable payable by a Governmental Entity.

          "INITIAL FINANCING" has the meaning specified in Section 2.01.

          "INCIPIENT EVENT OF DEFAULT" means an event that but for notice or lapse of time or both would constitute an Event of Default.

          "LOCKBOX" means the processing and data capture service selected by the Agent after no less than 90 days' prior written notice to RSPN (except that during the continuance of an Event of Default, no such notice shall be required) to receive Collections on the Financed Contracts. Initially, the Lockbox shall be Post Office Box ____, ___________, __ __________.

          "MANDATORY PAYMENT DATE" means, with respect to any Financing, the earlier of (a) the date on which all of the Scheduled Amounts in respect of such Financing must be paid in full under Article II and (b) the date on which all of the Scheduled Amounts must be paid in full pursuant to Section 7.01.

          "MINIMUM MONTHLY REVENUE" means (a) with respect to the Initial Financing, (i) for each month from August 1, 1998 through July 30, 2000, $700,000 and (ii) thereafter, an amount equal to 165% of the Scheduled Amount for the Initial Financing for such month and (b) for each Financing following the Initial Financing, (i) for each of the first 24 months following the Closing Date of such Financing, an amount equal to 200% of the Scheduled Amount for such Financing for such month, and (ii) thereafter, an amount equal to 165% of the Scheduled Amount for such Financing for such month.

          "MONTHLY REVENUE" means, with respect to any Contract on any date of determination thereof, the monthly revenue payable with respect to such Contract. Notwithstanding the above, the Monthly Revenue for any Contract that is a Defaulted Contract or a Delinquent Contract shall be 0 until the Obligor thereunder shall have made payments with respect to three months in compliance with the related Contract.


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          "OBLIGOR" means a Person obligated to make payments pursuant to a
          Contract.

          "ORIGINATOR PURCHASE AGREEMENT" means the Purchase Agreement, dated the date of this Agreement, between the Originator, as seller, and RSPN, as purchaser, as the same may be amended, modified or restated from time to time in accordance with the terms hereof.

          "OUTSTANDING BALANCE" of any Receivable at any time means the aggregate outstanding principal balance thereof.

          "PERSON" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          "RECEIVABLE" means the indebtedness of an Obligor under a Contract, and includes any other obligations of such Obligor with respect thereto.

          "RECEIVABLES REPORT" means a report in substantially the form of Schedule B hereto furnished by the Collection Agent to the Agent pursuant to
Section 6.02(g).

          "RELATED SECURITY" means, with respect to any Receivable:

          (a) all of the Originator's interest in any merchandise (including returned merchandise) relating to any sale giving rise to such Receivable and in the Central Station Contract related thereto to the extent that such Central Station Contract relates to such Receivable;

          (b) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;

          (c) all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise; and

          (d) the Contract and all other books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor.

          "REQUIRED COLLATERAL COVERAGE RATIO" means 140%.

          "SCHEDULED AMOUNT" means, for any month, (a) with respect to the Initial Financing, the amounts described on Schedule A as the "Scheduled Amount" for such month and (b) with respect to any subsequent Financing, (i) for the first 59 months following the Closing Date of such Financing, the percentage of the original principal amount of such Financing described on Schedule


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A-1 for such month and (ii) for the 60th month following the Closing Date for such Financing, the remaining principal balance of such Financing as determined in accordance with the following sentence. The remaining principal balance of any Financing in the 60th month shall be determined by applying the Interest Rate to the principal balance of the Financing from and after the Closing Date therefor and allocating actual payments during the previous 59 months among principal and interest. For purposes hereof, the "INTEREST RATE" for any Financing shall be 2.5% per annum above the rate for five-year U.S. Treasury Notes listed in the WALL STREET JOURNAL on the Tuesday preceding the applicable Closing Date.

          "TRANSACTION DOCUMENT" means any of this Agreement, the Originator Purchase Agreement and all other agreements and documents delivered and/or related hereto or thereto.

          "UCC" means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

          SECTION 1.02. OTHER TERMS. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.


                                      ARTICLE II

                         AMOUNTS AND TERMS OF THE FINANCINGS

          SECTION 2.01.  THE FINANCINGS.

          (a) On the terms and conditions hereinafter set forth, the Agent will, on the date hereof, provide to RSPN financing (the "INITIAL FINANCING") in an amount equal to $26,000,000. Notwithstanding anything to the contrary set forth herein, the parties hereto agree that each Financing constitutes a loan by the Agent to RSPN secured by all of the Financed Receivables (including any Contracts and Receivables which become Financed Receivables after the date hereof pursuant to paragraph (d) below), and all Collections and Related Security (together with the items described in clauses (a) through (c) of Section 2.05, the "COLLATERAL"). To secure payment of all of RSPN's obligations hereunder, RSPN hereby grants to the Agent a first priority perfected security interest in and to all of the Collateral. In connection with the Financings provided herein, and except as otherwise provided herein, the Agent shall, except as provided herein, be entitled to all Collections of Financed Receivables until such time as the Agent shall have received all Scheduled Amounts.

          (b) On the date hereof, the Agent shall, upon satisfaction of the applicable conditions set forth in Article III, make available to RSPN the sum of $26,000,000 in same day funds at such account at such financial institution as RSPN may specify by written notice to the Agent;


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PROVIDED, that $3,120,000 shall be utilized by RSPN to satisfy RSPN's obligation to the Agent for a fee in connection with the Initial Financing.

          (c) The Agent agrees, on the terms and subject to the conditions set forth herein, to provide to RSPN, from time to time following the date hereof to but not including the Commitment Termination Date, further Financings in an aggregate amount not to exceed the Commitment Amount. Each Financing following the Initial Financing shall be made on not less than five Business Days' notice from RSPN to the Agent. Each such notice shall specify the date of the proposed Financing and the amount thereof (which shall be up to the Purchase Price (as such term is defined in the Originator Purchase Agreement) of the Receivables being pledged in connection with such Financing) and shall be accompanied by a Receivables Report listing the Receivables and the related Contracts to be pledged as Collateral hereunder in connection with such Financing and demonstrating (to the Agent's reasonable satisfaction) that the Monthly Revenue of such Receivables will be such that the Collateral Coverage Ratio with respect to such Financing will equal or exceed the Required Collateral Coverage Ratio. On the date of each such Financing, upon satisfaction of the applicable conditions set forth in Article III, the Agent shall make available to RSPN an amount equal to the requested Financing and transfer such funds as specified by written notice from RSPN to the Agent. In connection with each Financing following the Initial Financing, RSPN shall pay to the Agent a fee equal to 15% of the initial amount of such Financing and shall be payable on the Closing Date of such Financing

          (d) Each Scheduled Amount with respect to each Financing shall be due and payable as set forth in the definition of Scheduled Amounts or, if earlier, on the Mandatory Payment Date. All Scheduled Amounts not paid during the month in which they are due shall bear interest at a rate of interest equal to 15% per annum.

          (e) If, for any month, (i) the Collateral Coverage Ratio for any Financing is less than the Required Collateral Coverage Ratio or (ii) the Monthly Revenue with respect to any Financing is less than the Minimum Monthly Revenue, then, in the case of clause (i) or (ii) above, RSPN shall include additional Eligible Receivables as Collateral hereunder in an amount such that the projected Collateral Coverage Ratio for each Financing (after giving effect to the inclusion of such Receivables) is equal to or greater than the Required Collateral Coverage Ratio and/or the projected Monthly Revenue for each Financing (after giving effect to the inclusion of such Receivables) is equal to or greater than the Minimum Monthly Revenue by, in either such case delivering to the Agent a Receivables Report regarding such additional Receivables along with the original related Contracts and such other information as the Agent shall reasonably request with respect thereto.

          SECTION 2.02.  SETTLEMENT PROCEDURES.

          (a) Collection of the Financed Receivables shall be administered by a Collection Agent, in accordance with the terms of Article VI. RSPN shall provide to the Collection Agent on a timely basis all information reasonably necessary for such administration. Both RSPN and the Collection Agent shall take all actions reasonably necessary to ensure that all Collections of the


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Financed Receivables are delivered to the Lockbox. After such Collections are processed, they will be deposited into the Agent's Account.

          (b) On the last Business Day of each calendar month, the Collection Agent shall produce a report indicating the amount of Collections of Financed Receivables with respect to each Financing which were deposited in the Agent's Account since the last Business Day of the previous calendar month. All such Collections with respect to each Financing will be paid as follows:

          (i) to the Agent, in an amount equal to interest on Scheduled Amounts in respect of such Financing not previously paid and Scheduled Amounts in respect of such Financing not previously paid;

          (ii) to the Agent, in an amount equal to the Scheduled Amount in respect of such Financing due during such month;

          (iii) to the Agent, in an amount equal to interest on Scheduled Amounts in respect of any other Financing not previously paid and Scheduled Amounts in respect of any other Financing not previously paid;

          (iv) to the Agent, in an amount equal to the Scheduled Amount in respect of any other Financing due during such month to the extent it would not be paid from Collections from Financed Contracts related to such Financing;

          (v) to the Agent, in an amount equal to any other amount payable to the Agent hereunder;

          (vi) to the Central Station, in an amount equal to any Central Station Fees then payable;

          (vii) to the Collection Agent, in payment of the Collection Agent Fee; and

          (viii) to RSPN or its designee or such other Person as shall then be legally entitled thereto.

Notwithstanding the above, if, as of any Business Day prior to the end of a calendar month, the aggregate amount of Collections deposited in the Agent's Account since the last Business Day of the previous calendar month exceeds the aggregate amounts set forth in clauses (i) through (vii) above for all Financings, upon request of RSPN, the remaining amounts will be distributed (but not more frequently than weekly) as set forth in clause (vii) above.

          SECTION 2.03.  FEES.     The Agent shall pay to the Collection Agent a
fee (the "COLLECTION AGENT FEE") of $5.00 per month for each Contract that is a Financed Contract (other than any Contract related to a Financial Receivable that is a Defaulted Receivables) for such month from the date hereof until all Scheduled Amounts are paid in full. The Collection Agent shall, whether


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or not it actually receives such Collection Agent Fee for any month, be responsible for paying any and all charges in relation to the Financed Contracts, including any Central Station Fees and state sales taxes in respect thereof. The Collection Agent Fee shall be payable only from Collections pursuant to, and subject to the priority of payment set forth in, Section 2.02. So long as the Originator or its Affiliate is acting as the Collection Agent hereunder, amounts paid as the Collection Agent Fee pursuant to this Section
2.03 shall reduce, on a dollar-for-dollar basis, the obligation of RSPN to pay the "Collection Agent Fee" pursuant to Section 6.03 of the Originator Purchase Agreement.

          SECTION 2.04.  PAYMENTS AND COMPUTATIONS, ETC.

          (a) All amounts to be paid or deposited by RSPN or the Collection Agent hereunder shall be paid or deposited or wire initiated no later than 12:00 Noon (New York City time) on the day when due in same day funds to the Agent's Account.

          (b) RSPN shall, to the extent permitted by law, pay interest on any amount not paid or deposited by RSPN when due hereunder (subject to any applicable grace period), at an interest rate per annum equal to 15% per annum, payable on demand.

          (c) All computations of interest hereunder shall be made on the basis of a year of 360 days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

          SECTION 2.05. SECURITY INTEREST. As collateral security for the performance by RSPN of all the terms, covenants and agreements on the part of RSPN to be performed under this Agreement or any document delivered in connection with this Agreement in accordance with the terms thereof, including the punctual payment when due of all obligations of RSPN hereunder, whether for indemnification payments, fees, expenses or otherwise, RSPN hereby assigns and grants to the Agent a security interest in all of RSPN's right, title and interest in and to (a) the Originator Purchase Agreement, including, without limitation, (i) all rights of RSPN to receive moneys due or to become due under or pursuant to the Originator Purchase Agreement, (ii) all security interests and property subject thereto from time to time purporting to secure payment of monies due or to become due under or pursuant to the Originator Purchase Agreement, (iii) all rights of RSPN under any Purchaser Loan (as defined in the Originator Purchase Agreement), (iv) claims of RSPN for damages arising out of or for breach of or default under the Originator Purchase Agreement and (v) the right of RSPN to compel performance and otherwise exercise all remedies thereunder and (b) all Receivables at any time owed by RSPN, the Related Security with respect thereto and the Collections and all other assets, including, without limitation, accounts, instruments and general intangibles (as those terms are defined in the UCC) owned by RSPN and (c) to the extent not included in the foregoing, all proceeds of any and all of the foregoing.


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                                     ARTICLE III

                               CONDITIONS OF FINANCING

          SECTION 3.01. CONDITIONS PRECEDENT TO INITIAL FINANCING. The Initial Financing under Section 2.01(a) is subject to the conditions precedent that the Agent shall have received on or before the date of such Financing the following, each (unless otherwise indicated) dated such date, in form and substance reasonably satisfactory to the Agent:

          (a) A certificate of the Secretary or Assistant Secretary of each of RSPN and the Originator certifying (i) that all necessary corporate actions and governmental approvals, if any, with respect to this Agreement and the Originator Purchase Agreement have been taken or obtained and that copies of the By-laws of RSPN and the Originator or any other documents evidencing such actions or approvals have been delivered to the Agent and (ii) the names and true signatures of the officers of RSPN and the Originator authorized to sign the Originator Purchase Agreement and this Agreement and the other documents to be delivered by it hereunder and thereunder.

          (b) Acknowledgment copies or time-stamped receipt copies of proper financing statements, duly filed on or before the date of such financing under the UCC of each jurisdiction in which such filing is deemed by the Agent to be desirable in order to perfect the ownership and security interests contemplated by this Agreement and the Originator Purchase Agreement or such other evidence as is reasonably satisfactory to the Agent.

          (c) Acknowledgment copies or time-stamped receipt copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in (i) the Receivables, Contracts or Related Security previously granted by RSPN or the Originator and (ii) the collateral security referred to in Section 2.05 previously granted by RSPN or such other evidence as is reasonably satisfactory to the Agent.

          (d) Completed requests for information, dated on or before the date of such initial purchase, listing the financing statements referred to in subsection (c) above that name RSPN or the Originator as debtor, together with copies of such other financing statements (none of which shall cover any Receivables, Contracts, Related Security or Collateral.

          (e)  An executed copy of the Originator Purchase Agreement.

          (f) A copy of the by-laws of each of RSPN and the Originator, certified by the secretary of RSPN and the Originator, respectively.

          (g) A copy of the certificate or articles of incorporation of each of RSPN and the Originator, certified as of a recent date by the Secretary of State or other appropriate official of the state of its organization, and a certificate as to the good standing of RSPN and the Originator from such Secretary of State or other official, dated as of a recent date.


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          (h)  An opinion of Messrs. Squadron, Ellenoff, Plesent & Sheinfeld,
LLP, counsel to the Originator and RSPN as to (i) true sale of Receivables under the Originator Purchase Agreement, (ii) nonconsolidation of the Originator and RSPN and (iii) such other matters as are reasonably required by the Agent or its counsel.

          SECTION 3.02. FURTHER CONDITIONS PRECEDENT TO FINANCINGS. Each Financing under Section 2.01(a) shall be subject to the further conditions precedent that (a) the Collection Agent shall have delivered to the Agent on or prior to the date of such financing, in form and substance reasonably satisfactory to the Agent, (i) a completed Receivables Report containing information through a date reasonably close to the Closing Date for such Financing, identifying each Financed Contract, each Financed Receivable and the Monthly Revenues for each of the foregoing, (ii) each Contract that is a Financed Contract and a written assignment thereof from the Originator to RSPN,
(iii) financing statements executed by the Originator identifying such Financed Contracts as having been sold to RSPN and (iv) such additional information as may reasonably be requested by the Agent, (b) on the date of such Financing the following statements shall be true:

          (i) the representations and warranties contained in Sections 4.01 and 4.02 are correct in all material respects on and as of the date of such Financing as though made on and as of such date,

          (ii) no event has occurred and is continuing, or would result from such purchase or reinvestment, that constitutes an Event of Default or an Incipient Event of Default,

          (iii) the Originator shall have sold or contributed to the Seller, pursuant to the Originator Purchase Agreement, all of the Financed Receivables and Financed Contracts,

          (iv) the aggregate Monthly Revenue for the Financed Contracts is not less than the Minimum Monthly Revenue for such Financing and

          (v) the Agent shall have received such other approvals, opinions or documents as it may reasonably request.


                                      ARTICLE IV

                            REPRESENTATIONS AND WARRANTIES

          SECTION 4.01. REPRESENTATIONS AND WARRANTIES OF RSPN. RSPN hereby represents and warrants as follows, which representations shall be deemed to be remade and restated on each day on which RSPN receives Collections pursuant to
Section 2.03(b)(vi):

          (a) RSPN is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business, and is in good standing, in every jurisdiction in which it is required to be so qualified and in good standing except where the failure to be so qualified would not have a material adverse effect on the collectibility of the Financed Contracts or on RSPN.

          (b) The execution, delivery and performance by RSPN of the Transaction Documents and the other documents to be delivered by it hereunder, including RSPN's use of the proceeds of the financing provided hereunder,
(i) are within RSPN's corporate powers, (ii) have been duly authorized by all necessary corporate action on the part of RSPN, (iii) do not contravene
(A) RSPN's charter or by-laws, (B) any law, rule or regulation applicable to RSPN, (C) any contractual restriction binding on or affecting RSPN or its property or (D) any order, writ, judgment, award, injunction or decree binding on or affecting RSPN or its property and (iv) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties (except for the security interest created pursuant to this Agreement). Each Transaction Document has been duly executed and delivered by RSPN.

          (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by RSPN of any Transaction Document or any other document to be delivered thereunder, except for the filing of UCC financing statements which are referred to therein.

          (d) Each Transaction Document constitutes the legal, valid and binding obligation of RSPN, enforceable against RSPN in accordance with its terms subject to bankruptcy, insolvency or other similar laws affecting creditors' rights generally and to general principles of equity (whether considered in a proceeding in equity or at law).

          (e) The most recent quarterly financial statement of the Originator for the period then ended, copies of which have been furnished to the Agent, fairly present in all material respects the financial condition of the Originator as at such date and the results of the operations of the Originator for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since the end of such period there has been no material adverse change in the financial condition of the Originator. The opening pro forma balance sheet of RSPN as at July 28, 1998, giving effect to the financing to be made under this Agreement, a copy of which has been furnished to the Agent, fairly presents the financial condition of RSPN as at such date, in accordance with generally accepted accounting principles, and since July 28, 1998 there has been no material adverse change in the business, operations, property or financial or other condition of RSPN.

          (f) There is no pending or, to the knowledge of RSPN, threatened action or proceeding affecting the Originator or RSPN before any court, governmental agency or arbitrator which may materially adversely affect the consolidated financial condition of the Originator or RSPN which has not been disclosed to the Agent in writing prior to the date of this Agreement or which may materially adversely affect the ability of the Originator or RSPN to perform its obligations under any Transaction Document, or which purports to affect the legality, validity or enforceability of any Transaction Document.

          (g) No proceeds of any Financing will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

          (h) RSPN is the legal and beneficial owner of the Financed Contracts, the Financed Receivables and the Related Security free and clear of any Adverse Claim and the Agent has a valid and perfected first priority security interest in all of the foregoing property. No effective financing statement or other instrument similar in effect covering any Contract or any Receivable or the Related Security or Collections with respect thereto is on file in any recording office, except those filed in favor of the Agent relating to this Agreement and those filed by RSPN pursuant to the Originator Purchase Agreement.

          (i) Each Receivables Report, exhibit, financial statement or report furnished or to be furnished at any time by or on behalf of RSPN to the Agent in connection with this Agreement or any Transaction Document is or will be accurate in all material respects as of its date or as of the date so furnished, and no such document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

          (j) The principal place of business and chief executive office of RSPN and the office where RSPN keeps its records concerning the Receivables are located at 11-K Princess Road, Lawrenceville, NJ 08648.

          (k) RSPN is not known by and does not use any tradename or doing-business-as name.

          (l) RSPN was incorporated on July 28, 1998, and did not engage in any business activities prior to the date of this Agreement. RSPN has no subsidiaries.

          (m) (i) The fair value of the property of RSPN is greater than the total amount of liabilities, including contingent liabilities, of RSPN, (ii) the present fair salable value of the assets of RSPN is not less than the amount that will be required to pay all probable liabilities of RSPN on its debts as they become absolute and matured, (iii) RSPN does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) RSPN is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which its property would constitute unreasonably small capital.

          (n) With respect to each Financed Receivable, RSPN (i) has received such Receivable as a contribution to its capital by the Originator or (ii) has purchased such Receivable from the Originator in exchange for payment (made by RSPN to the Originator in accordance with the provisions of the Originator Purchase Agreement) of cash or Deferred Purchase Price (as defined in the Originator Purchase Agreement), in an amount which constitutes fair consideration and reasonably equivalent value. Each such sale referred to in clause (ii) of the preceding sentence shall not have been made for or on account of an antecedent debt owed by the Originator to RSPN and no such sale is or may be voidable or subject to avoidance under any section of the Federal Bankruptcy Code.

                (0) (i) Each Financed Contract (A) arose in connection with a bona fide final sale and delivery of a security alarm system and/or related services in the ordinary course of business; (B) is for a liquidated amount as stated in such Contract; (C) is not subject to any defense, deduction, offset or counterclaim; (D) constitutes the valid, legal and binding obligations of the Originator or its predecessor-in-interest, enforceable in accordance with its terms; (E) complies with all federal, state and local laws, rules and regulations and (F) as of the date of its inclusion in a Receivable Report hereunder, the Receivables thereunder are Eligible Receivables.

          (ii) With respect to each Financed Contract, (A) the Obligor thereon has acknowledged that the security system dealer originally a party thereto has completed all necessary work contracted for and has received a notice of his rights of rescission under federal and state law with respect thereto, (B) the Obligor has not exercised any such rescission rights within five business days after the time such notice of rescission rights was signed by such Obligor, (C) the Obligor thereon is obligated and liable for payment of the amounts stated in such Contract, and has no known reason to exercise any right of rejection, return, offset, defense, counterclaim, discount or deduction.

          (iii) Each Financed Contract contains valid mandatory deferred payment obligations for the mandatory monitoring of the security system purchased, leased or owned by the Obligor, legally enforceable in accordance with its terms, representing actual and bona fide agreements to perform and accept residential monitoring services.

          (iv) No payment under any Financed Contract is, as of the relevant Closing Date, delinquent, in default or subject to any dispute. All statements made in any Financed Contract, including names and addresses, locations and descriptions of property or services, down-payments and unpaid balances, are in all respects true, complete and accurate. All signatures and endorsements that appear on each Financed Contract, or any agreement or instrument relating thereto, are genuine and all signatories and endorsers, if any, have full legal capacity to contract.

          (v) All of RSPN's obligations to the Obligor on any Financed Contract, with the exception of future monitoring services and maintenance or service obligations, have been completed and fulfilled in their entirety. No Obligor on any Financed Contract has been induced to enter into such Contract by fraud or misrepresentation as to price, quality of products or services.

          SECTION 4.02. REPRESENTATION AND WARRANTY OF THE COLLECTION AGENT. The Originator, as the Collection Agent, hereby represents and warrants that the consolidated balance sheet of the Originator as at March 31, 1998, and the related consolidated statement of income and retained earnings of the Originator for the fiscal year then ended, copies of which have been furnished to the Agent, fairly present in all material respects the consolidated financial condition of the Originator as at such date and the results of the operations of the Originator for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since March 31, 1998 there has been no material adverse change in the consolidated financial condition of the Originator.


                                      ARTICLE V

                                      COVENANTS

          SECTION 5.01 COVENANTS OF RSPN. Until the date all Scheduled Amounts are paid in full:

          (a)  COMPLIANCE WITH LAWS, ETC.    RSPN will comply in all material
respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications and privileges would not materially adversely affect the collectibility of the Receivables or the ability of RSPN to perform its obligations under the Transaction Documents.

          (b) OFFICES, RECORDS AND BOOKS OF ACCOUNT. RSPN will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Receivables at the address of the Seller set forth in Section 4.01(j) or, upon 30 days' prior written notice to the Agent, at any other locations in jurisdictions where all actions reasonably requested by the Agent to protect and perfect the Agent's security interest in the Receivables have been taken and completed. RSPN also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).

          (c) PERFORMANCE AND COMPLIANCE WITH CONTRACTS AND CREDIT AND COLLECTION POLICY. RSPN will, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

          (d) SALES, LIENS, ETC. RSPN will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, its undivided interest in any Receivable, Related Security, related Contract or Collections, or any account to which any Collections of any Receivable are sent, or assign any right to receive income in respect thereof.

          (e)  EXTENSION OR AMENDMENT OF RECEIVABLES.  Except as provided in
Section 6.02(c) and in Section 6.02(c) of the Originator Purchase Agreement, RSPN will not extend, amend or otherwise modify the terms of any Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

          (f)  CHANGE IN BUSINESS OR CREDIT AND COLLECTION POLICY.    RSPN will
not make any change in the character of its business or in the Credit and Collection Policy that would, in either case, materially adversely affect the collectibility of the Receivables or its ability to perform its obligations under this Agreement.

          (g) DEPOSITS. At all times, (i) RSPN will deposit, or cause to be deposited, all Collections of Financed Receivables to the Lockbox and (ii) RSPN will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Lockbox or the Agent's Account cash or cash proceeds other than Collections of Financed Receivables.

          (h) MARKING OF RECORDS. At its expense, RSPN will mark, or cause to be marked, its master data processing records evidencing Receivables and related Contracts with a legend evidencing that such Receivables and Contracts are subject to the lien of the Agent in accordance with this Agreement. Each Financed Contract shall be delivered to the Agent or its designee at the time of delivery of the related Receivables Report.

          (i)  AUDITS.   RSPN will from time to time during regular business
hours as reasonably requested by the Agent, permit the Agent, or its agents or representatives, (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of RSPN relating to Receivables and the Related Security, including, without limitation, the related Contracts and
(ii) to visit the offices and properties of RSPN for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Receivables and the Related Security or RSPN's performance hereunder or under the Contracts with any of the officers or employees of RSPN having knowledge of such matters; PROVIDED, that except during the continuance of an Event of Default, the Agent shall not be entitled to exercise the rights set forth in clause (ii) more than once during any 12-month period. In addition, within 120 days after the end of each fiscal year of RSPN, RSPN will, at its expense, cause its independent public accountants to perform, and to deliver to the Agent a written report describing, certain agreed upon procedures conducted by such accountants with respect to the Receivables and the Credit and Collection Policy on a scope and in a form reasonably requested by the Agent and agreed to by RSPN.

          (j)  FURTHER ASSURANCES.

          (i) RSPN agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be reasonably necessary or desirable, or that the Agent may reasonably request, to perfect, protect or more fully evidence the Collateral and to enable the Agent to exercise and enforce its rights and remedies under this Agreement. Without limiting the foregoing, RSPN will, upon the request of the Agent, execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be reasonably necessary or desirable, or that the Agent may reasonably request, to perfect, protect or evidence its rights hereunder.

          (ii) RSPN authorizes the Agent to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Collateral without the signature of RSPN where permitted by law. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.

          (iii) RSPN shall provide for (i) the monitoring of the alarm system of each Obligor under each Financed Contract and (ii) the servicing, repair, warranty service or replacement, and service calls required by each Financed Contract.

          (iv) RSPN shall be responsible for the payment of any state and local taxes due with respect to Financed Contracts.

          (k) REPORTING REQUIREMENTS. RSPN will provide to the Agent the following:

          (i) as soon as available and in any event within 60 days after the end of the first three quarters of each fiscal year of the Originator, quarterly financial statements of the Originator prepared in accordance with generally accepted accounting principles and certified by an officer of the Originator and within 120 days after the end of each fiscal year of the Originator, a copy of the annual report audited financial statements of the Originator;

          (ii) as soon as possible and in any event within five Business Days after the occurrence of each Event of Default or Incipient Event of Default, a statement of the chief financial officer of RSPN setting forth details of such Event of Default or event and the action that RSPN has taken and proposes to take with respect thereto;

          (iii) promptly after the filing or receipt thereof, copies of all reports and notices (x) that RSPN or any of its Affiliates files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or (y) that RSPN or any of its Affiliates receives from any of the foregoing;

          (iv) at least ten Business Days prior to any change in the name of the Originator or RSPN, a notice setting forth the new name and the effective date thereof;

          (v) promptly after RSPN obtains knowledge thereof, notice of any "Event of Termination" or "Facility Termination Date" under the Originator Purchase Agreement;

          (vi) at the time of the delivery of the financial statements provided for in clause (i) of this paragraph, a certificate of the chief financial officer or the treasurer of RSPN to the effect that, to the best of such officer's knowledge, no Event of Default has occurred and is continuing or, if any Event of Default has occurred and is continuing, specifying the nature and extent thereof;

          (vii) by no later than 30 days following the Closing Date, the Credit and Collection Policy;

          (viii) promptly after receipt thereof, copies of all notices received by RSPN from the Originator under the Originator Purchase Agreement; and

          (ix) such other information respecting the Receivables or the condition or operations, financial or otherwise, of RSPN as the Agent may from time to time reasonably request.

          (l)  CORPORATE SEPARATENESS.

          (i) RSPN shall at all times maintain at least one independent director who (x) is not currently and has not been during the five years preceding the date of this Agreement an officer, director or employee of an Affiliate of RSPN, (y) is not a current or former officer or employee of the Originator and (z) is not a stockholder of an Affiliate of RSPN.

          (ii) RSPN shall not direct or participate in the management of any of the operations of any of its Affiliates.

          (iii) RSPN shall conduct its business from an office separate from that of its Affiliates (but which may be located in the same facility as one or more such Affiliates). RSPN shall have stationery and other business forms and a mailing address and a telephone number separate from that of its Affiliates.

          (iv) RSPN shall at all times be adequately capitalized in light of its contemplated business.

          (v) RSPN shall at all times provide for its own operating expenses and liabilities from its own funds.

          (vi) RSPN shall maintain its assets and transactions separately from those of its Affiliates and reflect such assets and transactions in financial statements separate and distinct from those of such Affiliates and evidence such assets and transactions by appropriate entries in books and records separate and distinct from those of its Affiliates. RSPN shall hold itself out to the public under its own name as a legal entity separate and distinct from its Affiliates. RSPN shall not hold itself out as having agreed to pay, or as being liable, primarily or secondarily, for, any obligations of its Affiliates.

          (vii) RSPN shall not maintain any joint account with any of its Affiliates or become liable as a guarantor or otherwise with respect to any Debt or contractual obligation of any of its Affiliates.

          (viii) RSPN shall not make any payment or distribution of assets with respect to any obligation of any of its Affiliates or grant an Adverse Claim on any of its assets to secure any obligation of any of its Affiliates.

          (ix) RSPN shall not make loans, advances or otherwise extend credit to any of its Affiliates.

          (x) RSPN shall hold regular (and in any event not less than annual) duly noticed meetings of its Board of Directors and make and retain minutes of such meetings.

          (xi) RSPN shall have bills of sale (or similar instruments of assignment) and, if appropriate, UCC-1 financing statements, with respect to all assets purchased from the Originator.

          (xii) Except as otherwise expressly permitted under the Transaction Documents, RSPN shall not engage in any transaction with any of its Affiliates except as permitted by this Agreement and as contemplated by the Originator Purchase Agreement.

          (m)  ORIGINATOR PURCHASE AGREEMENT.     RSPN will not amend, waive or
modify any provision of the Originator Purchase Agreement or waive the occurrence of any "Event of Termination" under the Originator Purchase Agreement, without in each case the prior written consent of the Agent. RSPN will perform all of its obligations under the Originator Purchase Agreement in all material respects and will enforce the Originator Purchase Agreement in accordance with its terms in all material respects.

          (n) NATURE OF BUSINESS. RSPN will not engage in any business other than the purchase of Receivables, Related Security and Collections from the Originator and the transactions contemplated by this Agreement. RSPN will not create or form any subsidiary.

          (o) MERGERS, ETC. RSPN will not merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any Person, other than as contemplated by this Agreement and the Originator Purchase Agreement.

          (p) DISTRIBUTIONS, ETC. Other than as expressly permitted hereunder, RSPN will not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or return any capital to its shareholders as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any shares of any class of its capital stock or any warrants, rights or options to acquire any such shares, now or hereafter outstanding; PROVIDED, HOWEVER, that RSPN may declare and pay cash dividends on its capital stock to its shareholders so long as (i) no Event of Default shall then exist or would occur as a result thereof, (ii) such dividends are in compliance with all applicable law including the corporate law of the state of RSPN's incorporation and (iii) such dividends have been approved by all necessary and appropriate corporate action of RSPN.

          (q)  DEBT.     RSPN will not incur any Debt, other than any Debt
incurred pursuant to this Agreement and other Debt to the Agent which is cross-collateralized to the financings hereunder and the Deferred Purchase Price under the Originator Purchase Agreement.

          (r) CERTIFICATE OF INCORPORATION. RSPN will not amend its certificate of incorporation.

          (s)  CENTRAL STATION.    RSPN will, pursuant to a Cental Station
Agreement, utilize the services of a Central Station to perform the monitoring services due to Obligors under the Financed Contracts. RSPN agrees that (a) the Agent shall be a third-party beneficiary of each Central Station Agreement, (b) it will ensure that the Central Station perform all monitoring services under the Financed Contracts in accordance with generally accepted industry practices,
(c) it will, or will obtain the agreement of the Central Station to, in all respects service, perform collection efforts and enforce the right to receive payments due under each Financed Contract, (d) in the event of a material uncured default of the Central Station under a Central Station Contract, it will (at its own expense) transfer monitoring services to another central station, at the sole direction and instruction of the Agent. In connection with the above obligation, if for any reason any Central Station is unable to or does not perform its monitoring duties and responsibilities to the Obligors under the Financed Contracts, RSPN will promptly arrange for the orderly transfer of monitoring services to a third-party alarm monitoring service company selected in the sole discretion of the Agent. The Agent shall have the right to unilaterally demand and effect the immediate transfer of monitoring services on Financed Contracts from the Central Station to a third-party monitoring service company, with the complete cooperation of RSPN and/or the Central Station, upon the happening of any of the following events:

          (i) The filing of a petition for bankruptcy protection with respect to the Central Station, either voluntary or involuntary;

          (ii) The Central Station or any of its officers being found guilty of any felony or upon a finding of liability in any criminal or civil action involving impropriety in business dealings or operations which, in either case, materially affects the operation of the Central Station, or its performance under the Financed Contracts;

          (iii) The abandonment of monitoring service operations by the Central Station. Abandonment shall be deemed to have occurred if the Central Station fails to provide monitoring services to Obligors for a period of 72 hours or longer, unless such interruption in service has been caused by acts of force majeure beyond the control of the Central Station; or

          (iv) Upon the occurrence of a material default under the Central Station Agreement which results in the inability of the Central Station to substantially perform under or in accordance with this Agreement.

In addition, RSPN shall be responsible for ensuring that the Central Station maintain comprehensive general liability insurance which cannot be canceled with less than 30 days notice to the Agent, including errors and omissions coverage on monitoring operations, in the minimum amount of $1,000,000.00 covering bodily injury and property damage resulting from the performance of monitoring services under the Financed Contracts and naming the Agent as loss payee thereon.


                                      ARTICLE VI

                    ADMINISTRATION AND COLLECTION OF RECEIVABLES

          SECTION 6.01.  DESIGNATION OF COLLECTION AGENT.   The servicing,
administration and collection of the Receivables shall be conducted by the Collection Agent so designated hereunder from time to time. The Originator is hereby designated as, and hereby agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms hereof. The Agent at any time following the occurrence and during the continuance of an Event of Default may designate as Collection Agent any other Person (including itself) to succeed the Originator or any successor Collection Agent, if such Person shall consent and agree to the terms hereof. The Collection Agent may, with the prior consent of the Agent, subcontract with any other Person for the servicing, administration or collection of the Receivables. Any such subcontract shall not (a) affect the Collection Agent's liability for performance of its duties and obligations pursuant to the terms hereof or (b) provide for payments thereunder to be made directly out of Collections.

          SECTION 6.02.  DUTIES OF THE COLLECTION AGENT.

          (a) The Collection Agent shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. RSPN and the Agent hereby appoint the Collection Agent from time to time designated pursuant to Section 6.01 as agent for themselves to enforce their respective rights and interests in the Receivables, the Related Security and the related Contracts.

          (b) The Collection Agent shall administer the Collections in accordance with the procedures described in Section 2.03.

          (c) If no Event of Default or Incipient Event of Default shall have occurred and be continuing, the Originator, while it is the Collection Agent, may, in accordance with the Credit and Collection Policy, extend the maturity or adjust the Outstanding Balance of any Receivable as the Originator deems appropriate to maximize Collections thereof.

          (d) The Collection Agent shall hold in trust for the Agent all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to the Receivables. At the request of the Agent, the Collection Agent shall mark conspicuously each invoice evidencing each Receivable and the related Contract with a legend, acceptable to the Agent, evidencing that such Receivables and Contracts have been sold to RSPN and are subject to the lien of the Agent hereunder and shall mark RSPN's master data processing records evidencing such Receivables and related Contracts with such a legend.

          (e) Prior to the tenth Business Day of each month, the Collection Agent shall prepare and forward to the Agent a Receivables Report relating to the Receivables outstanding on the last day of the immediately preceding month.

          (f) The Collection Agent shall, promptly after becoming aware thereof, notify the Agent of any dispute or claim asserted by any Obligor under any Contract relating to Receivables where, in the aggregate, such disputes or claims affect $10,000 or more of Monthly Revenue for any calendar month.

          (g) Without in any way limiting the generality of the foregoing, the Collection Agent shall design, prepare and mail Obligor billing statements which provide for the proper disclosure of (i) the contractual payment due, (ii) any amounts past due, (iii) applicable state and local tax on the services rendered, for Obligors who reside in jurisdictions where such services are taxable, (iv) late charges and (v) miscellaneous charges which may be charged under Financed Contracts.

          SECTION 6.03.  CERTAIN RIGHTS OF THE AGENT.

          (a) At any time following the designation of a Collection Agent other than the Originator pursuant to Section 6.01 or during the continuance of an Event of Default:

          (i) The Agent may direct the Obligors that all payments thereunder be made directly to the Agent or its designee.

          (ii) At the Agent's request and at RSPN's expense, RSPN shall direct that payments be made directly to the Agent or its designee.

          (iii) At the Agent's request and at RSPN's expense, RSPN and the Collection Agent shall (A) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Receivables and the related Contracts and Related Security, or that are otherwise necessary or desirable to collect the Receivables, and shall make the same available to the Agent at a place selected by the Agent or its designee and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner acceptable to the Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly indorsed or with duly executed instruments of transfer, to the Agent or its designee.

          (iv) RSPN authorizes the Agent to take any and all steps in RSPN's name and on behalf of RSPN that are necessary or desirable, in the determination of the Agent, to collect amounts due under the Receivables, including, without limitation, endorsing RSPN's name on checks and other instruments representing Collections and enforcing the Receivables and the Related Security and related Contracts.

          SECTION 6.04.  RIGHTS AND REMEDIES.

          (a) If the Collection Agent fails to perform any of its obligations under this Agreement, the Agent may (but shall not be required to), if such failure continues more than five Business Days following receipt of written notice from the Agent, itself perform, or cause performance of, such obligation; and the Agent's costs and expenses incurred in connection therewith shall be payable by RSPN.

          (b) RSPN shall perform, and shall ensure that the Originator shall perform, its obligations under the Contracts related to the Receivables to the same extent as if the transactions contemplated hereby had not occurred and the exercise by the Agent of its rights under this Agreement shall not release the Originator or RSPN from any of its duties or obligations with respect to any Receivable or related Contract. The Agent shall have no obligation or liability with respect to any Receivable or related Contract, nor shall it be obligated to perform the obligations of the Originator or RSPN thereunder.

          (c) In the event of any conflict between the provisions of Article VI of this Agreement and Article VI of the Originator Purchase Agreement, the provisions of this Agreement shall control.


                                     ARTICLE VII

                                  EVENTS OF DEFAULT

          SECTION 7.01. EVENTS OF DEFAULT. If any of the following events (each, an "EVENT OF DEFAULT") shall occur and be continuing:

          (a) the Collection Agent (i) shall fail to perform or observe any term, covenant or agreement under this Agreement (other than as referred to in clause (ii) of this subsection (a) and subsection (d) below) and such failure shall remain unremedied for the greater of ten Business Days after actual knowledge thereof by a responsible officer of the Collection Agent and five Business Days after written notice from the Agent or (ii) shall fail to make when due any payment or deposit to be made by it under this Agreement three Business Days after the same is due; or

          (b) RSPN shall fail to make any payment required hereunder three Business Days after the same is due; or

          (c) any representation or warranty made or deemed made by RSPN in this Agreement or any other Transaction Document or any information or report delivered by RSPN pursuant to this Agreement or any other Transaction Document shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered and, if, in the reasonable determination of the Agent, such failure can be corrected within 15 days, either RSPN is not making its best efforts to remedy the same or such failure shall continue unremedied for 20 days after the earlier of actual knowledge by a responsible officer of RSPN and written notice thereof by the Agent; or

          (d) RSPN shall fail to perform or observe any of the following provisions of this Agreement: the first sentence of Section 5.01(b); Section 5.01(d); Section 5.01(k)(iii)-(vii); Section 5.01(l); Section 5.01(m); Section 5.01(p); Section 5.01(q); Section 5.01(r); or the last sentence of Section 5.01(s); or

          (e) RSPN or the Originator shall fail to pay any principal of or premium or interest on any of its Debt which is outstanding in a principal amount of at least $50,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

          (f) the liens granted by RSPN to the Agent pursuant to this Agreement shall for any reason cease to be valid and perfected first priority liens in the collateral referred to herein; or

          (g) RSPN or the Originator shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against RSPN or the Originator seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or RSPN or the Originator shall take any corporate action to authorize any of the actions set forth above in this subsection (g); or

          (h) there shall have occurred any event which may materially adversely affect the collectibility of the Receivables or the ability of the Collection Agent to collect the Receivables or otherwise perform its obligations under this Agreement; or

          (i) an "Event of Termination" or "Facility Termination Date" shall occur under the Originator Purchase Agreement, or the Originator Purchase Agreement shall cease to be in full force and effect; or

          (j) RSPN shall cease to be a direct wholly owned Affiliate of the Originator or the Originator shall cease to be a direct wholly owned Affiliate of Response USA, Inc.; or

          (k) the Collateral Coverage Ratio for any two consecutive months shall be less than the Required Collateral Coverage Ratio; or

          (l) the Monthly Revenue for any two consecutive months shall be less than the Required Monthly Revenue; or

          (m) Richard M. Brooks shall no longer be the Chairman, Chief Executive Officer and/or President of Response USA, Inc. or RSPN, Robert L. May shall no longer be the Executive Vice President of Response USA, Inc. or RSPN or Ronald A. Feldman shall no longer be the Vice President of Response USA, Inc. or RSPN;

then, and in any such event, any or all of the following actions may be taken without notice to RSPN: (x) the Agent may declare the Mandatory Payment Date to have occurred (in which case the Mandatory Payment Date shall be deemed to have occurred) and (y) without limiting any right under this Agreement to replace the Collection Agent, the Agent may designate another Person to succeed the Originator as the Collection Agent; PROVIDED, that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (g) of this Section 7.01, the Mandatory Payment Date shall occur, the Originator (if it is then serving as the Collection Agent) shall cease to be the Collection Agent and the Agent or its designee shall become the Collection Agent. Upon any such declaration or designation or upon such automatic termination, the Agent shall have, in addition to the rights and remedies which it may have under this Agreement, all other rights and remedies provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

                                     ARTICLE VIII

                                   INDEMNIFICATION

          SECTION 8.01.  INDEMNITIES BY RSPN.     Without limiting any other
rights that the Agent may have hereunder or under applicable law, RSPN hereby agrees to indemnify the Agent and any of its assigns and any of their respective officers, agents and Affiliates (each such Person, an "INDEMNIFIED PARTY") from and against any and all claims, losses and liabilities (including reasonable attorneys' fees) (all of the foregoing being collectively referred to as "INDEMNIFIED AMOUNTS") arising out of or resulting from this Agreement or the use of proceeds of the financing provided hereby or in respect of any Receivable or any Contract, excluding, however, Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of the Indemnified Party or any income taxes incurred by an Indemnified Party arising out of or as a result of this Agreement or the financing provided hereby or in respect of any Receivable or any Contract. Without limiting or being limited by the foregoing, RSPN shall pay on demand to the Agent any and all amounts necessary to indemnify the Agent from and against any and all Indemnified Amounts relating to or resulting from any of the following:

          (i) the inclusion in the Collateral of any Receivable which is not at the date of such inclusion an Eligible Receivable or which thereafter ceases to be an Eligible Receivable;

          (ii) any failure by the Obligor on any Government Receivable to pay the amount thereof within 180 days after the same becomes payable or any failure by the Agent to obtain a perfected ownership interest in any Government Receivable;

          (iii) any representation or warranty made or deemed made by RSPN under or in connection with this Agreement and the other Transaction Documents which shall have been incorrect in any material respect when made;

          (iv) the failure by RSPN or the Originator to comply with any applicable law, rule or regulation with respect to any Receivable or the related Contract; or the failure of any Receivable or the related Contract to conform to any such applicable law, rule or regulation;

          (v) the failure to vest in the Agent a perfected security interest in all property in which a security interest is granted hereunder free and clear of any Adverse Claim;

          (vi) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables which are, or purport to be, the Receivables and the Related Security and Collections in respect thereof, whether at the time of any purchase or reinvestment or at any subsequent time;

          (vii) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);

          (viii) any failure of RSPN to perform its duties or obligations in accordance with the provisions hereof or to perform its duties or obligations under the Contracts;

          (ix) any product liability or other claim arising out of or in connection with services which are the subject of any Contract;

          (x) the commingling of Collections of Financed Receivables at any time with other funds;

          (xi) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of the financing provided hereby or in respect of any Receivable or Related Security or Contract;

          (xii)  any failure of RSPN to comply with its covenants contained in
     Section 5.01; or

          (xiii) any claim brought by any Person other than the Agent arising from any activity by RSPN or any of its Affiliates in servicing, administering or collecting any Receivable.

Any amounts subject to the indemnification provisions of this Section 9.01 shall be paid by RSPN to the Agent within five Business Days following the Agent's demand in writing setting forth the calculations of amounts due therefor.


                                      ARTICLE IX

                                    MISCELLANEOUS

          SECTION 9.01.  AMENDMENTS, ETC.    No amendment or waiver of any
provision of this Agreement or consent to any departure by RSPN therefrom shall be effective unless in a writing signed by the Agent (and, in the case of any amendment, also signed by RSPN), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, HOWEVER, that no amendment, waiver or consent shall, unless in writing and signed by the Collection Agent in addition to the Agent, affect the rights or duties of the Collection Agent under this Agreement. No failure on the part of the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

          SECTION 9.02. NOTICES, ETC. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and faxed or delivered, to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

          SECTION 9.03. ASSIGNABILITY. This Agreement and the Agent's rights and obligations herein shall be assignable by the Agent and its successors and assigns. RSPN may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Agent.

          SECTION 9.04.  COSTS, EXPENSES AND TAXES.    RSPN agrees to pay on
demand all reasonable costs and expenses in connection with the enforcement of this Agreement and the other documents and agreements to be delivered hereunder.

          SECTION 9.05.  CONFIDENTIALITY.    Unless otherwise required by
applicable law (including the rules of any exchange upon which the securities of Response USA, Inc. are listed) or generally accepted accounting principles, RSPN, the Agent and the Collection Agent each agrees to maintain the confidentiality of this Agreement in communications with third parties and otherwise; PROVIDED that this Agreement may be disclosed to (a) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the other parties hereto and (b) such party's legal counsel and auditors, if they agree to hold it confidential.

          SECTION 9.06. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York (without giving effect to the conflict of laws principles thereof), except to the extent that the perfection of the security interests of the Agent in the Collateral or its remedies hereunder in respect thereof are governed by the laws of a jurisdiction other than the State of New York.

          SECTION 9.07.  EXECUTION IN COUNTERPARTS.    This Agreement may be
executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 9.08.  WAIVER OF JURY TRIAL.    RSPN and the Collection Agent
each hereby waives trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) to which RSPN or the Collection Agent may be a party, arising out of, or in any way pertaining to, this Agreement or the actions of RSPN or the Collateral Agent in the negotiation, administration, performance or enforcement thereof. It is agreed that this waiver constitutes a waiver of trial by jury of all claims against all parties to such actions or proceedings. This waiver is knowingly, willingly and voluntarily made by RSPN and the Collection Agent, and RSPN and the Collection Agent each hereby represents that no representations of fact or opinion have been made by any individual to induce this waiver of trial by jury or to in any way modify or nullify its effect. RSPN and the Collection Agent each further represents that it has had the opportunity to discuss this waiver with counsel.

          SECTION 9.09.  SURVIVAL UPON TERMINATION.    The provisions of
Sections 8.01 and 9.04 shall survive any termination of this Agreement.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


SELLER:                                 RESPONSE ACQUISITION CORP.


                                        By: /s/ Richard M. Brooks
                                           --------------------------------
                                        Title:
                                        Address:       11-K Princess Road
                                                       Lawrenceville, NJ 08648

                                        Attention:     President

                                        Facsimile No.  (609) 896-3535



COLLECTION AGENT:                       UNITED SECURITY SYSTEMS, INC.


                                        By: /s/ Robert L. May
                                           --------------------------------
                                        Title:
                                        Address:       11-H Princess Road
                                                       Lawrenceville, NJ 08648

                                        Attention:     President

                                        Facsimile No.  (609) 896-3535


AGENT:                                  McGINN, SMITH CAPITAL HOLDINGS CORP.


                                        By /s/ Timothy McGinn
                                           --------------------------------
                                        Title:
                                        Address:       One Capital Center
                                                       99 Pine Street, 5th Floor
                                                       Albany, New York 12207

                                        Attention:     Timothy McGinn

                                        Facsimile No.: (518) 449-4894